UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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The Hartford Financial Services Group, Inc.

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PROXY STATEMENT SUMMARY | 2016

THE HARTFORD

Q&A WITH OUR CHAIRMAN & CEO AND PRESIDING DIRECTOR

Q. What are your thoughts as you reflect on the year 2015 at The Hartford?

Chris Swift: First and foremost, I am proud of our employees for their commitment to disciplined execution of our long-term strategy. Despite an increasingly competitive market and a less favorable investment environment, we delivered strong financial results and increased our top line momentum. The Hartford’s core earnings per diluted share* increased 15 percent; core earnings return on equity* rose to 9.2 percent from 8.4 percent; and book value per diluted share*(1) grew 7 percent. In addition, we returned $1.6 billion of capital to shareholders in the form of dividends and share repurchases. At the same time, we invested in the operating capabilities and talent that are making us a broader, deeper risk player and a more efficient, customer focused company that can deliver sustained, profitable growth.

Tom Renyi: I share Chris’s pride in the strong results delivered in 2015 and the commitment to executing on our long-term strategy. I know my fellow directors and I feel good about the collaborative dynamic we have with this management team on strategic initiatives, risk management, and attracting and retaining talent. We remain committed to protecting shareholder value through best-in-class governance practices and were very pleased to be recognized by the New York Stock Exchange in 2015 with an award for best governance, risk management and compliance program for a large cap company. We also continue to solicit and consider shareholder feedback on the company’s governance programs. One of the major themes that emerged from the company’s 2015 shareholder engagement program was the importance of a rigorous board evaluation process. We are responding to that feedback by further enhancing our disclosures and augmenting the evaluation process with individual director interviews on Board effectiveness led by me as the presiding director.

Q. Can you comment on your plans for 2016 and beyond?

Chris Swift: We’re focused squarely on our market leading Property & Casualty, Group Benefits and Mutual Funds businesses. Our strategy for continuing to achieve profitable growth is based on what we call the “five pillars.” The first pillar is product; we want to become a broader risk player by expanding our risk appetite and product offerings. The second pillar is distribution; our goal is to maximize the great distribution system that we enjoy today. Third is customer experience; putting the customer at the center of everything we do so that it is easier for the customer to interact with the company. The fourth pillar is operating capabilities, most notably improving technology and data analytics, areas where we’re making big investments. Finally, talent; we have over 17,000 very talented employees, but we're always looking to attract additional talent that would enhance our ability to compete in the marketplace. We believe that our focus on these areas will create long-term shareholder value by achieving continued improvement in our core earnings return on equity(2) and generating total value creation, measured by dividends and growth in book value per diluted share(3).

Tom Renyi: I would add that the Board continues to be very engaged in each of these strategic areas. At each Board meeting, we do a deep dive into one of the business segments and have a thoughtful discussion on strategy with that business’ senior leader. We also hold an annual meeting with the extended leadership team where we spend two days discussing and evaluating the strategic priorities. Through these discussions, the Board is able to gain a deeper understanding of the company’s long-term strategy, as well as test and challenge it as necessary. The result is a more refined strategic vision that is well understood and fully supported by the Board.

The Hartford Financial Services Group, Inc.

Q: What are your views on capital management?

Chris Swift: As we consider management of excess capital in the future, we will prioritize opportunities that accelerate our premium growth and operating capabilities. In the event we do not find opportunities that meet our strategic and financial objectives, we will continue to return excess capital to shareholders. As I mentioned, our primary focus continues to be on the profitable growth of our Property and Casualty, Group Benefits and Mutual Funds businesses, which have been strong generators of excess capital.

Tom Renyi: The Board has fully supported management’s thoughtful approach to excess capital deployment in recent years. As we look ahead, we agree that placing a high priority on revenue generating opportunities is a sound approach in today’s competitive environment.

Q. What are the challenges you expect to face in executing on your strategy and what are the risks that the Board is particularly focused on now?

Chris Swift: I’ll describe the challenges and let Tom address the risks. While we enter 2016 with a strong foundation, we are very mindful of the challenges we face. Consolidation across our industry; IT challenges and opportunities; potential disruptors such as big data and autonomous cars; and new capital entering the market, all contribute to increasing competition. Despite these headwinds, we are confident that with a stable management team and a clear strategy, we can maintain our underwriting discipline, expense control and capital flexibility at a time when some of our industry peers are facing strategic or financial challenges.

Tom Renyi: The Board spends substantial time on risk management. The Harford has an exceptional Enterprise Risk Management (“ERM”) organization that has developed cutting edge tools and processes for the identification, assessment, and, when appropriate, response to internal and external risks to the company's operations and business objectives. Like most companies, we are particularly focused on cyber risks. The Board receives two formal standing reports on cyber each year, but the topic comes up more frequently than that. In addition to modeling the financial impacts of potential cyber events on The Hartford under various scenarios, The Hartford retains third parties to conduct cyber-attack simulations. These simulations use real-world scenarios and help The Hartford identify and address potential vulnerabilities and enhance response protocols.

Q. What is The Hartford’s philosophy on community engagement and social responsibility?

Chris Swift: Character is central to our company’s vision to be exceptional. We want to be known not only for our financial performance and our value to customers, but also for being the best neighbor we can be. Improving our communities is a big part of that. In 2015, the company and our employees contributed more than $10 million to the community, giving through time, talent and donations. Our national philanthropic program, Communities with HART, reached more than 14,500 U.S. students in 2014-2015 as a title sponsor of Junior Achievement’s JA Company Program, which provides basic economic education for high school students, and dispersed 60 micro-finance loans to small business owners in four markets.

Tom Renyi: We’re also committed to environmental stewardship – as an employer, insurer, investor, property owner and responsible corporate citizen. Our efforts have won a number of accolades over the years that we have highlighted in our proxy statement disclosures, but those accolades don’t tell the full story of the incredible work and countless hours that go into our sustainability initiatives, which include everything from installing electric vehicle charging stations to support electric car use, switching to more fuel efficient fleet vehicles, reducing our paper consumption and even planting a community garden on The Hartford’s campus. Each year, the company puts together, and the Board reviews, a comprehensive sustainability report, which is available on The Hartford’s website and tells this larger story.

Q. Any final thoughts?

Tom Renyi: As stewards of the company, the Board is committed to helping The Hartford deliver superior returns for our shareholders and protecting that value over the long-term. I know I speak for the Board when I say what a privilege it is to serve this great company and its shareholders.

Chris Swift: We have a clear strategy, an experienced and stable management team, a powerful national distribution network, differentiated products and a brand that stands for strength and integrity. As we enter 2016, we remain focused on building strength as a larger player across a broader spectrum of risk, product, distribution and geography. In addition to the profitable growth of our businesses, I believe that our increased focus on the customer, process excellence and continuous improvement will drive greater operating efficiency and effectiveness and continue to create shareholder value in the future. I am proud of what we have accomplished in 2015 and I am confident in our ability to navigate this dynamic and competitive environment and continue to create shareholder value.

*Denotes financial measure not calculated in accordance with generally accepted accounting principles (“GAAP”). See The Hartford’s Investor Supplement for the fourth quarter of 2015 available at http://ir.thehartford.com for more information, including reconciliations to the most directly comparable GAAP financial measures
(1)Excluding accumulated other comprehensive income (“AOCI”)
(2)Excluding Talcott
(3)Excluding AOCI
www.thehartford.com	4

Proxy Summary

PROXY SUMMARY

This summary highlights information contained elsewhere in our 2016 Notice of Annual Meeting and Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

• Time and Date:	Wednesday, May 18, 2016 at 12:30 p.m.	• Record Date:	March 21, 2016
• Place:	Wallace Stevens Theater The Hartford Financial Services Group, Inc. One Hartford Plaza Hartford, CT 06155	• Voting:

Shareholders as of the record date are entitled to

vote by Internet at www.proxyvote.com; telephone at 1-800-690-6903; completing and returning their proxy card or voter instruction card; or in person at the annual meeting (street holders must obtain a legal proxy from their broker, banker or trustee granting the right to vote).

ITEM 1
ELECTION OF DIRECTORS	The Board recommends a vote FOR each director nominee

Each director nominee has an established record of accomplishment in areas relevant to overseeing our businesses and possesses qualifications and characteristics that are essential to a well-functioning and deliberative governing body.

Board Nominees
Name	Age	Director since	Experience	Independent		Current Committee Memberships(1)	Other Current Public Company Boards
				Yes	No
Robert B. Allardice III	69	2008	Former regional CEO, Deutsche Bank Americas	✓		• Audit* • FIRMCo	• Ellington Residential Mortgage REIT • GasLog Partners
Trevor Fetter	56	2007	President and CEO, Tenet Healthcare	✓		• Comp* • FIRMCo	• Tenet Healthcare
Kathryn A. Mikells	50	2010	CFO, Diageo plc	✓		• Audit • FIRMCo	• Diageo plc
Michael G. Morris	69	2004	Former Chairman, President and CEO, American Electric Power Company	✓		• Audit • FIRMCo • NCG	• Alcoa • L Brands • Spectra Energy
Thomas A. Renyi(2)	70	2010	Former Executive Chairman, Bank of New York Mellon; former Chairman and CEO, Bank of New York Company	✓		• Comp • FIRMCo	• Public Service Enterprise Group • Royal Bank of Canada
Julie G. Richardson	52	2014	Former Partner, Providence Equity Partners	✓		• Audit • FIRMCo	• VEREIT, Inc.
Teresa W. Roseborough	57	2015	Executive Vice President, General Counsel and Corporate Secretary, The Home Depot	✓		• FIRMCo • NCG
Virginia P. Ruesterholz	54	2013	Former Executive Vice President, Verizon Communications	✓		• Comp • FIRMCo • NCG	• Frontier Communications
Charles B. Strauss	73	2001	Former President and CEO, Unilever U.S.	✓		• Audit • FIRMCo* • NCG
Christopher J. Swift	55	2014	Chairman and CEO, The Hartford		✓	• FIRMCo
H. Patrick Swygert	73	1996	President Emeritus and professor emeritus, Howard University	✓		• Comp • FIRMCo • NCG*	• United Technologies Corporation

*	Denotes committee chairman
(1)	Full committee names are as follows:
	Audit – Audit Committee Comp – Compensation and Management Development Committee	FIRMCo – Finance, Investment and Risk Management Committee NCG – Nominating and Corporate Governance Committee
(2)	Mr. Renyi serves as the presiding director. For more details on the presiding director’s role, see page 13 of the proxy statement

The Hartford Financial Services Group, Inc.	5

BOARD AND GOVERNANCE HIGHLIGHTS

BOARD HIGHLIGHTS

Board Overview

2015 Board Actions

As a result of shareholder feedback and an analysis of industry trends and best practices, in 2015 the Nominating and Corporate Governance Committee took several important actions to enhance the company's corporate governance practices.

www.thehartford.com	6

Proxy Summary

GOVERNANCE HIGHLIGHTS

The Board and management regularly review best practices in corporate governance and modify our governance policies and practices as warranted. Our current best practices are highlighted below.

Independent Oversight	Engaged Board/Shareholder Rights	Good Governance
✓
Majority independent directors

✓
All independent key committees (Audit, Compensation and Management Development, Nominating and Corporate Governance)

✓
Strong and engaged independent presiding director role

✓
Directors elected annually

✓
Majority vote standard (with plurality carve-out for contested elections)

✓
Director resignation policy

✓
Over-boarding policy

✓
Rigorous Board and committee self-assessments conducted annually

✓
Robust stock-ownership guidelines

✓
Annual shareholder engagement program to obtain valuable feedback on our compensation and governance programs

✓
Diverse Board membership in terms of experience, tenure, age and gender

✓
Annual review of CEO succession plan by the independent directors with the CEO

✓
Annual Board review of senior management long-term and emergency succession plans

✓
Nominating Committee oversight of environmental, sustainability and corporate social responsibility activities

✓
Annual Nominating Committee review of the company’s political and lobbying policies and expenditures

ITEM 2
RATIFICATION OF INDEPENDENT REGISTERED ACCOUNTING FIRM	The Board recommends a vote FOR this item
As a matter of good corporate governance, the Board is asking shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.

ITEM 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	The Board recommends a vote FOR this item

The Board is asking shareholders to approve, on an advisory basis, the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement. Our executive compensation program is designed to promote long-term shareholder value creation and support our strategy by (1) encouraging profitable growth consistent with prudent risk management, (2) attracting and retaining key talent, and (3) appropriately aligning pay with short- and long-term performance.

The Hartford Financial Services Group, Inc.	7

PERFORMANCE HIGHLIGHTS

EXECUTING ON OUR STRATEGY

2015 was a successful year for The Hartford. Despite an increasingly competitive market and a less favorable investment environment, we achieved strong financial results, continued to improve profitability and returned capital to our shareholders. Our financial strength, operating performance and strong balance sheet were recognized through rating upgrades by A.M. Best, Moody’s and Standard & Poor’s. We achieved these financial results while investing in operating capabilities and talent that are making us a broader, deeper risk player and a more efficient and customer-focused company. Highlighted below are some of our key accomplishments in 2015. We entered 2016 with a strong foundation and with confidence that we can maintain our underwriting discipline, expense control and capital flexibility in the face of increased competition.

DELIVERING LONG-TERM SHAREHOLDER RETURN

We have achieved strong financial performance and executed capital management initiatives, while continuing to make significant investments in our businesses, which helped drive shareholder returns. Book value per diluted share, excluding AOCI, rose 7%, equating to total value creation of 9% per share, including common dividends per share in 2015. Moreover, we have significantly outperformed relevant benchmarks, including the S&P 500 P&C, S&P 500 and S&P Insurance Composite indices over three years.

Three-Year Total Shareholder Return*

(2013-2015)

104%
75%
63%
53%
The Hartford (HIG)
S&P 500 Property & Casualty
S&P 500 Insurance Composite
S&P 500

* Includes reinvestment of dividends. Data provided by S&P Capital IQ

www.thehartford.com	8

Proxy Summary

The chart below illustrates key actions we have taken since 2013 to drive shareholder return.

2015 COMPENSATION HIGHLIGHTS

Decision	Rationale
The Compensation Committee approved an annual incentive plan (“AIP”) funding level of 116% of target. (page 49 of the proxy statement)

Performance against pre-established financial targets resulted in a formulaic AIP funding level of 116% of target. The Compensation Committee undertook a qualitative review of performance and concluded that the formulaic AIP funding level appropriately reflected 2015 performance. Accordingly, no adjustments were made.

For 2015 performance share grants, the Compensation Committee expanded the Company’s Performance Peer Group from 10 to 20 companies. (page 45 of the proxy statement)

The Compensation Committee believes that the Performance Peer Group should include companies that, in the aggregate, represent our current mix of business and are competing investment choices in the capital markets. The new group, which includes nine of the 10 companies from the prior Performance Peer Group, consists of companies that meet these criteria and have market characteristics and historical stock performance similar to the company’s.

For 2015 performance share grants, the company revised its methodology for measuring ROE to use the average annual ROE over the three year measurement period. (page 44 of the proxy statement)

While the prior methodology was appropriate given the challenges of setting annual ROE targets during the company’s transformation from a diversified financial services company to one focused on Property & Casualty, Group Benefits, and Mutual Funds businesses, with the transformation now essentially complete, the Compensation Committee believed that it was appropriate to migrate to a measure that reflects each year's performance in the overall outcome.

2015 NEO COMPENSATION SUMMARY

The table below reflects the 2015 compensation package (base salary, AIP award and long-term incentive (“LTI”) award) for each NEO. Although this table is not a substitute for the Summary Compensation Table information beginning on page 55 of the proxy statement, we believe it provides a simple and concise picture of compensation decisions made for the NEOs in 2015.

Compensation Component	C. Swift	B. Bombara	D. Elliot	B. Johnson	R. Rupp
Base Salary Rate	$1,000,000	$650,000	$900,000	$525,000	$600,000
2015 AIP Award	$2,450,000	$1,200,000	$2,000,000	$1,400,000	$1,400,000
2015 LTI Award(1)	$6,400,000	$1,650,000	$4,400,000	$1,200,000	$1,400,000
Total 2015 Compensation Package(2)	$9,850,000	$3,500,000	$7,300,000	$3,125,000	$3,400,000

(1)	Reflects the dollar amount of the award approved by the Compensation Committee rather than the fair value (calculated in accordance with FASB ASC Topic 718) shown in the Summary Compensation Table.
(2)	Excludes items shown under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” columns in the Summary Compensation Table.
The Hartford Financial Services Group, Inc.	9

COMPENSATION BEST PRACTICES

The Compensation Committee regularly reviews best practices in executive compensation. Our current best practices and policies include the following:

Program Features	Risk Mitigation	Pay for Performance
✓
Severance benefits payable upon a change of control do not exceed 2x the sum of base pay plus target bonus

✓
Double trigger requirement for vesting of equity awards upon change of control (so long as the awards are assumed or replaced with substantially equivalent awards)

✓
No excise tax gross-up upon a change of control

✓
Competitive burn rate and dilution for equity program

✓
Senior Executives eligible for the same benefits as full-time employees, including health, life insurance, disability and retirement benefits

✓
Executive perquisites are limited; no tax gross-ups are provided on perquisites

✓
No individual employment agreements

✓
No inclusion of reload provisions in any stock option grant

✓
Board compensation consultant is independent and does not provide services to the company

✓
Comprehensive risk mitigation in plan design and annual review of compensation plans, policies and practices

✓
All employees and directors prohibited from engaging in hedging, monetization, derivative and similar transactions with company securities

✓
Senior Executives prohibited from pledging company securities

✓
Stock ownership guidelines for directors and Senior Executives; compliance with guidelines reviewed annually

✓
Approximately 89% of current CEO target annual compensation and 84% of other NEO target annual compensation variable based on performance, including stock price performance

✓
Compensation peer groups evaluated periodically to align with investor expectations and changes in market practice or our business mix

✓
No underwater cash buy-outs

✓
No payment of dividends on unvested performance shares

✓
No granting of stock options with an exercise price less than the fair market value of our common stock on the date of grant

✓
No re-pricing (reduction in exercise price) of stock options

ITEM 4
SELECTION OF FREQUENCY OF ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION ON ADVISORY BASIS	The Board recommends a vote of every “1 year” for this item

The Board is asking shareholders to vote for the option of every “1 year” as the frequency with which shareholders are provided an opportunity to vote on NEO compensation. An annual advisory vote will enable shareholders to provide direct input to the company regarding its compensation philosophy, policies and practices as disclosed in the proxy statement each year.

www.thehartford.com	10

BEING A GREAT COMPANY MEANS DOING THE RIGHT THING.

Doing the right thing every day and in every situation is fundamental to our culture. And while our efforts do award us recognition, the real reward is the impact we make on our employees, our customers and our community.

Best Governance, Risk and Compliance Programs at Large-Cap Company, *NYSE Governance Services (2015)*

World's Most Ethical Companies®, *Ethisphere Institute (2016)*

"Winning 'W' Company Award" *for having 20% or more of our board seats held by women, 2020 Women on Boards (2015)*

Bob Rupp named "Chief Risk Officer of the Year," *Risk magazine (2015)*

People's Choice Award, *Insure.com (2015)*

Best Place to Work for Lesbian, Gay, Bisexual and Transgender (LGBT) Equality, *Human Rights Campaign, Corporate Equality Index (2015)*

Military Friendly Employer, *Military Times (2015)*

LEARN MORE ABOUT THE HARTFORD: THEHARTFORD.COM/OUR-COMPANY

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THE HARTFORD IS THE OFFICIAL DISABILITY INSURANCE SPONSOR OF U.S. PARALYMPICS

The Hartford® is The Hartford Financial Services Group, Inc. and its subsidiaries, including issuing companies, Hartford Fire Insurance Company, Hartford Life Insurance Company and Hartford Life and Accident Insurance Company. Its headquarters is in Hartford, CT.

15-1203 © March 2016 The Hartford Financial Services Group, Inc. All rights reserved. 36USC220506